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                                                                  Exhibit 99.1


                     Carrier1 files Form 10-K Annual Report
                 Company is fully funded and expects to achieve
                             positive EBITDA in 2001

         - Maintains first quarter and full year 2001 revenue targets
         - Reduces 2001 capital expenditure plans by approximately 25%
         - Increases provision for bad debt in 2000 and 2001
         - Names new chief financial officer
         - Providence Equity reaffirms support for Company

All financial figures are in US dollars

Zurich, Switzerland, April 3, 2001 - Carrier1 International S.A. (Neuer Markt:
CJN; Nasdaq: CONE), a leading European facilities-based provider of end-to-end Internet, voice, bandwidth, data center and access solutions to large users of communication services, filed its Annual Report on Form 10-K with the U.S. Securities and Exchange Commission. Carrier1 is fully funded, providing the financial strength to pursue its business strategy and take advantage of market opportunities.

                           Fully funded business plan

 "Carrier1 is fully funded and its strong financial position is proving to be an important differentiator in the current telecom environment," said Stig Johansson, President and CEO of Carrier1. "Customers want to do business with financially sound service providers for their mission-critical data requirements and this is a key factor towards achieving our 2001 growth objectives."

"We remain fully supportive of Carrier1 and the strong execution it has demonstrated to date," commented Glenn Creamer, a director of Carrier1 and representative of its majority shareholder, Providence Equity Partners, which has not sold any of its shares of the Company since its initial public offering. "We believe that Carrier1 will benefit from its strong market position, conservative capital structure and sound business plan."

         First quarter and full year 2001 revenue targets are maintained

Carrier1 reaffirmed its previous revenue guidance for the first quarter ended March 31 and fiscal year ended December 31, 2001. Carrier1 continues to expect first quarter 2001 revenue of approximately $87 million. For the full year 2001, the Company continues to expect revenue in the range of $420-$450 million, up 60% to 70% from actual revenue of $262 million in 2000. Data services are expected to contribute approximately 40% of 2001 revenue, up from less than 20% of 2000 revenue.

                     Reduction in 2001 capital expenditures

Since its inception, Carrier1 has followed a capital-efficient network deployment strategy by building capacity close to demand. Based on the current environment in the telecom sector, the Company has cut its 2001 capital expenditure budget by $50-$75 million, or

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approximately 25%, by reducing equipment purchases and scaling back the deployment of several metropolitan fibre rings. Carrier1 expects to continue swapping surplus capacity on its fibre optic network to gain deeper access in certain cities. Capital expenditures for 2001 are now planned to be in the range of $170-200 million. Carrier1 has sufficient existing network capacity to meet the needs of its customer base and future business growth.

Mr. Johansson stressed that Carrier1 has based its strategy and business plan on what management believes to be a more conservative estimate of near-term demand for broadband services than most market participants. This view has shaped the level of investment in network capacity to date, the market approach and the size and organizational structure of the company. "The current situation in the telecom industry demonstrates that Carrier1 has a realistic view of the market as well as the right strategy and capital structure to be a successful player in the broadband era, " added Mr. Johansson.

             EBITDA adjustments with EBITDA turning positive in 2001

Carrier1 has adjusted its fourth quarter 2000 EBITDA loss (earnings before interest, taxes, depreciation and amortization) by $4.3 million, in large part due to an increased provision for bad debt. As a result, EBITDA loss for the full year 2000 is $43.0 million compared to the EBITDA loss of $35.5 million released previously in its unaudited results. The Company may further increase its provision for bad debt if the economic climate continues to deteriorate. For the first quarter of 2001, Carrier1 expects its EBITDA loss to be approximately $8.5 million, but remains confident it will achieve positive EBITDA for the full year.

                        New chief financial officer named

Carrier1 also announced that Joachim Bauer, Chief Financial Officer, will be stepping down. Alex Schmid, Executive Vice President, Strategic Development, will assume the responsibilities of Chief Financial Officer from Mr. Bauer after a transition period. "We thank Jo for his contributions to Carrier1 since its formation and wish him well in his future endeavors, " said Mr. Johansson. Prior to joining Carrier1 in 1999, Mr. Schmid`s positions included Managing Director, Bank Austria Group, where he led the bank's private equity business, as well as overseeing various European telecommunications corporate finance transactions.

                         Executing a successful strategy

"Based on our fully funded status, the broader range of products we now offer compared to last year, the greater reach and depth of our fibre optic network and the opportunity to bundle and cross-sell our services to our more than 600 customers, we are well-positioned to achieve our targets for 2001," said Mr. Johansson.

Mr. Johansson also stated, "Carrier1 will continue to focus on our distinctive strategy of outsourcing end-user-ready services to large communication users and delivering high-quality value-added and broadband solutions. Our commercial success will be based on our high-quality pan-European network, our competitive cost structure, and our extensive customer base supported by a sound, fully funded financial position."

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About Carrier1
Carrier1 International S.A. is a leading European provider of end-to-end Internet, voice, bandwidth, data center and access solutions to large users of communication services. Carrier1 provides its clients with carrier-grade transport and network solutions as well as end-user ready value added services. Carrier1 customers brand and market these solutions and services to their respective end-users. The Carrier1 pan-European, inter-city fiber network connects 13 countries and currently spans over approximately 14,000 contracted route kilometers, connecting points-of-presence in 25 European cities. Carrier1 is operational in all 13 countries and has secured all the necessary interconnects and operational licenses that allow it to provide network solutions and end-user-ready, value-added services. Carrier1 has completed 2 metro ring fiber networks and is currently constructing 11 metro ring fiber networks and expanding two existing metro fiber networks. Carrier1 plans to build/acquire additional city-ring fiber networks. Carrier1 has space available for service in data center facilities and these co-location facilities are marketed under the name ClearSpace.

Forward Looking Statement:
The information contained in this press release contains "forward-looking statements" within the meaning of the U.S. federal securities laws. These statements include those relating to (i) the company being fully funded, (ii) its financial strength to pursue its business strategy, (iii) the support of Providence Equity Partners for the Company, (iv) its 2001 year-end and first quarter forecasts as to revenue and the percentage thereof representing data service related revenues, as to its 2001 capital expenditure, and as to its EBITDA, and (v) its network being sufficient to meet future demand. These statements are based on the current expectations of the management of Carrier1 International S.A., and performance is subject to risks, uncertainties and other factors that could cause actual results to differ materially from these statements. Such risks include, but are not limited to, adverse regulatory, technological or competitive developments, decline in demand for the Company's services or products, inability to timely develop and introduce new technologies, products and services, pressure on pricing resulting from competition, unforeseen construction delays, and failure to receive on a timely basis necessary permits or other governmental approvals, and failure to obtain any necessary financing if management's business plan assumptions are not met, and failure of third parties with whom the Company has contracted including for the supply or maintenance of infrastructure components. For a more detailed discussion of these risks, uncertainties and other factors affecting the Company, please refer to the Company's prospectus and reports on Forms 10-K, 10-Q and 8-K filed with the U.S. Securities and Exchange Commission, including its 10-K for the year ended December 31, 2000 and 1999 and its 10-Qs for the 3-month period ended March 31, 2000, the 3-month period ended June 30, 2000 and the 3-month period ended September 30, 2000. Corresponding filings are available at the Frankfurt Stock Exchange.